Exhibit 21.1

Bankrate, Inc. Subsidiaries, as of December 31, 2008

Interest.com, Inc. (Illinois)

Mortgage Market Information Services, Inc. (Illinois)

Wescoco LLC (Delaware)

Rate Holding Company (Cayman Islands)

Bankrate Information Consulting (Beijing) Co., Ltd (China)